Exhibit 99.2

                           THIRD QUARTER FY1999 EARNINGS RELEASE
                                   CONFERENCE CALL SCRIPT

                               Introduction - Steve Gillispie

Good morning. This is Steve Gillispie, chairman, president and chief executive officer of Cadmus. I want to thank each of you for joining us this morning for a review of our results for the third quarter of fiscal 1999. Joining me for today's conference call are Bruce Thomas, senior vice president and chief financial officer, and Dave Bosher, vice president and treasurer. I am going to make a few introductory remarks regarding our third quarter, then I will turn it over to Dave Bosher for the customary review of the numbers. Afterwards, we will be happy to respond to whatever remaining questions that you may have.

As you know, this was a quarter marked by many accomplishments. First, as we previously announced, we divested two non-strategic businesses--our financial communications and custom publishing operations. Second, on April 1, 1999, we purchased Mack Printing Group, our largest competitor in the STM journal market and one of the largest special interest magazine printers in the country. The Mack acquisition increased our sales base by 40%, solidified our position in the highly attractive STM journal market, and substantially strengthened our existing magazine business. Third, we completed our acquisition of Dynamic Diagrams, adding considerable marketing and technical strength to CJS's Internet and digital product offerings. Finally, to fund the Mack acquisition and to support our on-going business, we recently entered into a new $200 million revolving credit/term facility.

We have taken these important actions to sharpen our focus to fewer, larger businesses in specialized markets where we can achieve leadership positions. Because of these moves, Cadmus is now better positioned strategically and much stronger financially. We have enhanced our dominant position in the STM market and are well poised to exploit the exciting opportunities before us in the STM, POP, and Specialty Packaging markets. From a financial perspective, we expect these moves to result in substantially increased cash flows and much more stable and predictable earnings performance. It has been a very busy and challenging quarter for acquisitions and divestitures. But in addition, as you will hear from David Bosher, we have posted solid accomplishments and improvements from current operations. With that, let me turn the call over to David for more detail on the actual financial results.

Dave .....

                       Third Quarter Review - Dave Bosher

Thank you, Steve.

Good morning everyone. Before reviewing results in detail, I'd like to begin with our "executive summary" of what we think is solid third quarter performance.

Here are some of the operating highlights; these are adjusted for the gain as well as the operating earnings impact of the two divested businesses:

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         First, base business earnings were up 25%--in other words earnings per share from the remaining "base" businesses totaled $.35 per share versus $.28 per share for the same period last year;

         Second, net sales from the base businesses grew a respectable 4% with a strong 7% improvement coming from Cadmus Journal Services and double digit increases from the Packaging and Graphic Solutions businesses;

         Third, base business operating income rose 23% to $6.8 million and the corresponding operating margin rose 80 basis points to 7.3% of sales.

         Finally, EBITDA from continued operations rose 11% from the same period last year to $10.5 million.

Those are the major highlights. Now let me give you a little more detailed review.

On a consolidated basis, Cadmus' third quarter net income totaled $ 7.5 million, or $.94 per share. This result included a one-time net gain on the sale of our financial communications and custom publishing businesses. Excluding this gain and the impact of operations of the divested businesses, third quarter earnings totaled $.35 per share, in line with our expectations. Net sales, adjusted for the acquisition of Germersheim and for the divested businesses, rose 4%. Lower paper prices reduced the internal growth rate in sales by approximately 1% in the third quarter.

Consolidated gross margins declined to 19.4% of sales in the third quarter from 23.4% in the same period last year. This decline was primarily attributable to significantly lower gross margins from our financial communications and custom publishing businesses. Adjusted for these divested operations, gross margins were 20.4% of sales in the third quarter, compared to 21.8% in the prior year. This quarter, we partially offset the gross margin pressure through SG&A cost containment measures, as SG&A expenses from continuing businesses declined to 13.0% of sales in this year's third quarter, comparable to the second quarter adjusted rate. This decline was primarily attributable to reduced corporate overhead costs, lower SG&A costs in our point-of-purchase operation resulting from the integration of those businesses, and lower expenses related to incentive compensation and discretionary benefits.

Finally, consolidated operating income, again adjusted for the divested businesses, rose 23% to $6.8 million; and our operating margin rose 80 basis points to 7.3% of sales from 6.5% last year.

I would like now like to spend just a few minutes detailing the operating performances of our two business sectors.

In our Professional Communications sector, we reported another quarter of growth and sustained profitability. Net sales in this sector rose 3.3% in the third quarter. Adjusted for lower paper prices, sales actually increased by approximately 5%. STM journal sales registered a strong 7% growth in sales (over 8% when adjusted for lower paper prices), while special interest magazine sales declined due to a shift of work by customers into our fourth quarter. Professional Communications operating margins remained strong again this quarter.

In our Marketing Communications sector, adjusted internal sales growth was 4% in the quarter. This increase in sales resulted from continued double-digit gains from our packaging and promotional printing group and our graphic solutions group. Importantly, our point-of-purchase business showed good improvement in the third quarter, as the interventions we have taken over the last several months have begun to show improved results. Gross margins at POP rose substantially in the third quarter from the second quarter, and we anticipate that this business will contribute to earnings in our fourth quarter. Our tactical marketing group continued to operate profitability again this quarter. Despite lower gross billings, operating margins in the tactical marketing group improved again this quarter compared to last year due to an improved business mix and lower operating and SG&A costs.

                1999 Fiscal Fourth Quarter Outlook - Dave Bosher

Looking ahead to the fourth quarter, our financial "footprint" will be dramatically different. Nevertheless, we expect some things to be very much the same as before. Specifically, we believe we can count on continued growth from our Professional Communications sector and from our packaging and promotional printing and graphic solutions groups. Other things, though, should be quite different. For example, we expect that our recent divestitures, particularly of our financial communications business, should reduce the volatility of our earnings and eliminate the drag we experienced this year on operating income and margins from that business. In addition, we believe that we will see our point-of-purchase operation return to profitability in the fourth quarter, an important step in returning Cadmus to a trend of improving earnings and margins. Finally, our fourth quarter results will include the Mack operations for the first time. While we expect to see improvement in consolidated operating margins and EBITDA, we do expect that the acquisition will be modestly dilutive to earnings in the fourth quarter until we have completed our long-term financing and until we begin to realize expected procurement-related synergies.

I would also like to highlight for you a non-recurring item that will hit our P&L in the 4th quarter. In connection with the new financing package we put in place to finance the Mack acquisition and the resulting extinguishment of our former credit facility along with the write-off of up-front costs associated with our bridge financing notes , we will record a one-time pre-tax charge of approximately $3.0 million, or $.20 per share. Again, that loss will be reflected in our 4th quarter numbers.

I'd like now to turn the call back over to Steve for some final comments.

Steve....

                          Conclusion - Steve Gillispie

Thank you, Dave.

As you have heard from David's report, we have made great progress this fiscal year and particularly this past quarter. The transactions we have effected in the last several months have made us more focused and better positioned strategically than at any time in our history. The good trends Dave has described to you in our base businesses, combined with the historically consistent and profitable performance of Mack, provide an excellent platform for continuing improvements in profitability and earnings growth. We are excited about what we have accomplished over the past several months and we have never been more optimistic about our prospects.

Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties. Those risks and uncertainties are set forth in our press release and included in a Form 8-K, which will be filed shortly with the SEC and to which you should refer for additional details.

We thank you again for joining us for this morning's call and for your continued interest and support of Cadmus. I would now like to open up the session for any questions you may have for us.